EXHIBIT 10.3

                              AGREEMENT REGARDING
                           TERMINATION OF EMPLOYMENT

     WHEREAS, Michael W. Harlan ("Harlan") and Apple Orthodontix, Inc. ("Apple") have heretofore entered into an agreement dated December 9, 1996, pursuant to which Apple employed Harlan (the employment agreement being hereafter referred to as the "Employment Agreement"); and

     WHEREAS, Apple and Harlan have jointly determined to terminate Harlan's employment effective as of August 11, 1998; and

     WHEREAS, Harlan and Apple have agreed to certain commitments and understandings regarding amounts owed to Harlan and desire to evidence such understandings pursuant to this agreement;

     NOW, THEREFORE, Harlan and Apple agree as follows:

     1. Apple and Harlan agree to jointly terminate Harlan's employment effective August 11, 1998.

     2. In lieu of the benefits which otherwise would be payable by Apple to Harlan pursuant to the Employment Agreement, Harlan agrees to accept and Apple agrees to pay to Harlan a cash bonus of $175,000 for his efforts during the management realignment implemented by Apple in May of 1998.

     3. Apple, its officers and directors agree not to make disparaging or negative comments concerning Harlan's job, character or performance. Apple agrees that any violation of the covenant described in this paragraph 3 shall obligate Apple to pay Harlan liquidated damages in the amount of $25,000 unless Apple, promptly after written notice is received from Harlan that Harlan believes a violation of this paragraph 3 has occurred, retracts such comment or otherwise takes steps to correct such violation. Nothing in this paragraph 3 shall be construed or interpreted to obligate Apple, its officers or directors, to refuse or fail to answer fully and truthfully in any legal proceedings involving Harlan.

     4. Harlan agrees not to make disparaging or negative comments concerning Apple or its officer's character or performance. Harlan agrees that any violation of the covenant described in this paragraph 4 shall obligate Harlan to pay Apple liquidated damages in the amount of $25,000 unless Harlan promptly after written notice is received from Apple that a violation of this paragraph 4 has occurred, retracts such comment or otherwise take steps to correct such violation. Nothing in this paragraph 4 shall be construed or interpreted to obligate Harlan to refuse or fail to answer fully and truthfully in any legal proceedings involving Apple or its officers or its directors.

     5. Should any payments made by Apple to Harlan pursuant to this agreement or resulting from or in connection with his prior employment with Apple, singly, in any combination or in the aggregate, to or for the benefit of Harlan be determined or alleged to be subject to an excise or similar purpose tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor or other comparable federal, state or local tax law by reason of being a "parachute payment" (within the meaning of Section 280G of the Code), Apple shall pay to Harlan such additional compensation as is necessary (after taking into account all federal, state and local taxes payable by Harlan as a result of the receipt of such additional compensation) to place Harlan in the same after-tax position (including federal, state and local taxes) he would have been in had no such excise or similar purpose tax (or interest or penalties thereon) been paid or incurred. Apple hereby agrees to pay such additional compensation within the earlier to occur of (i) five (5) business days after Harlan notifies Apple that Harlan intends to file a tax return taking the position that such excise or sumilar purpose tax is due and payable in reliance on a written opinion of Harlan's tax counsel (such tax counsel to be chosen solely by Harlan) that it is more likely than not that such excise tax is due and payable or (ii) twenty-four (24) hours of any notice of or action by Apple that it intends to take the position that such excise tax is due and payable. The costs of obtaining the tax counsel opinion referred to in clause (i) of the preceding sentence shall be borne by Apple and Apple shall not be responsible for the costs of more than one tax counsel pursuant to this paragraph 5. If Harlan intends to make any payment with respect to any such excise or similar purpose tax as a result of an adjustment to Harlan's tax liability by any federal, state or local tax authority, Apple will pay such additional compensation by delivering its cashier's check payable in such amount to Harlan within five (5) business days after Harlan notifies Apple in writing of his intention to make such payment. Without limiting the obligation of

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Apple hereunder, Harlan agrees, in the event Harlan makes any payment pursuant to the proceding sentence, to negotiate with Apple in good faith with respect to procedures reasonably requested by Apple which would afford Apple the ability to contest the imposition of such excise or similar purpose tax; provided, however, that Harlan will not be required to afford Apple any right to contest the applicability of any excise or similar purpose tax unless it was determined that Apple had a good faith basis to contest same, after consulting with its tax counsel and providing Harlan a written opinion of such tax counsel of its basis to contest same.

     6. If at any time during the term hereof or afterwards: (i) there should exist a dispute or conflict between Harlan and Apple or another person or entity as to the validity, interpretation or appliation of any term or condition hereof, or as to Harlan's entitlement to any benefit intended to be bestowed hereby, which is not resolved to the satisfaction of Harlan, (ii) Harlan must
(a) defend the validity of this agreement, (b) contest any determination by Apple concerning the amounts payable (or reimbursable) by Apple to Harlan, or
(c) determine in any tax year of Harlan the tax consequences to Harlan of any amounts payable (or reimbursable) under paragraph 4, or (iii) Harlan must prepare responses to an Internal Revenue Service ("IRS") audit of, or otherwise defend, his personal income tax return for any year the subject of any such audit, or an adverse determination, administrative proceedings or civil litigation arising therefrom that is occasioned by or related to an audit by the IRS of Apple's income tax returns, then Apple hereby agrees:

     (a) On written demand of Apple by Harlan, to provide sums sufficient to advance and pay on a current basis (either by paying directly or by reimbursing Harlan) not less than thirty (30) days after a written request therefor is submitted by Harlan, Harlan's out of pocket costs and expenses (including attorney's fees, expenses of investigation, travel, lodging, copying, delivery services and disbursements for the fees and expenses of experts, etc.) incurred by Harlan in connection with any such matter;

     (b) Harlan shall be entitled, upon application to any court of competent jurisdiction, to the entry of a mandatory injunction without the necessity of posting any bond with respect thereto which compels Apple to pay or advance such costs and expenses on a current basis; and

     (c) Apple's obligations under this Paragraph 5 will not be affected if Harlan is not the prevailing party in the final resolution of any such matter except if Apple is the prevailing party Harlan shall be responsible for his own legal fee.

     7. Apple agrees to pay all reasonable legal and other fees, costs and expenses incurred by Harlan in connection with the termination of his employment with Apple including fees, costs and expenses incurred by Harlan in connection with and the negotiation and implementation of this agreement and certain other agreements, limited to $5,000 in the aggregate for all related agreements.

     8. Time is of the essence of this ageement. Overdue payments (whether in cash or in kind) under this agreement shall accrue interest at a rate of 10% per annum through the date of full and complete payment. Any failure by Apple to pay any amounts due under this agreement that continues for more than 10 business days after receipt of written notice from Harlan shall constitute a material breach by Apple of this agreement and all then remaining payable pursuant to paragraph 2 of this agreement shall thereupon be accelerated and shall be immediately due and payable.

     9. Harlan shall be indemnified by Apple with respect to his prior employment with Apple to the maximum extent permitted by the laws of Delaware, the state of Apple's incorporation, and the laws of the state of incorporation of any subsidiary of Apple of which Harlan is or at any time was a director, officer, employee or consultant as same may be in effect from time to time.

     10. Harlan waives and releases all rights, claims, charges, demands and causes of action against Apple, its predecessors, successors, parent companies, subsidiaries and affiliates, and its officers, directors, employees, owners, shareholders and agents of any kind or character, both past and present, known or unknown, including but not limited to these arising under the Age Discrimination in Employment Act of 1967. Title VII of the Civil Rights Act of 1964, and the Employee Retirement Income Security Act of 1974, all as amended, and any other state or federal statute, regulation or the common law (contract, tort or other),

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which relate to Harlan's employment with Apple prior to August 11, 1998 or termination of such employment, including but not limited to any alleged discriminatory or retaliatory employment practices, any matter relating to or arising under the Employment Agreement or any other matter. Apple understands and agrees that the foregoing waiver and release shall not serve to waive or release any rights or claims that may arise after the date this agreement is executed whether relating to this agreement or otherwise. Apple waives and releases all rights, claims, charges, demands and causes of action against Harlan of any kind or character, both past and present, known or unknown, arising under any state or federal stature, regulation or the common law (contract, tort or other), which relate to Harlan's employment or termination of such employment any matter relating to or arising under the Employment Agreement or any other matter. Harlan understands that the foregoing waiver and release shall not serve to waive or release any rights or claims that may arise after the date this agreement is executed whether relating to this agreement or otherwise.

     11. This agreement is entered into under and shall be governed for all purposes by the laws of the State of Texas.

     12. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

     13. If a court of competent jurisdiction determines that any provision of this agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this agreement, and all other provisions shall remain in full force and effect.

     14. This agreement and the rights and obligations of the parties hereunder are personal, and neither this agreement nor any right, benefit, or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation, or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

     15. This agreement represents the entire agreement between the parties hereto with respect to the matters covered herein and may not be changed, altered, or modified in any respect except by an instrument in writing signed by both the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed this 11th day of August, 1998.

                                       APPLE ORTHODONTIX, INC.

                                       By: JOHN G. VONDRAK
                                           John G. Vondrak, Chairman of the
                                           Board and Chief Executive Officer

                                           MICHAEL W. HARLAN
                                           Michael W. Harlan
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